Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-11 of our report dated March 21, 2014, relating to the consolidated financial statements of Manhattan Bridge Capital, Inc. as of December 31, 2013, and for the year then ended (which report expresses an unqualified opinion on the financial statements) appearing in the prospectus, which is part of this registration statement. We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ Hoberman, Goldstein & Lesser, CPAs, P.C.

Hoberman, Goldstein & Lesser, CPAs, P.C.

January 6, 2016